Exhibit 10.26

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) between James R. Neal (“Employee”) and XOMA Corporation (“XOMA” or the “Company”) (collectively, the “Parties”) is effective as of December 15, 2021 (the “Agreement Effective Date”).

Preamble:

●	XOMA wishes to enter into this Agreement to assure the continued services of Employee for a period until a new CEO is hired or until December 31, 2022, whichever occurs first; and
●	Employee is willing to enter into this Agreement and to serve in the employ of XOMA upon the terms and conditions hereinafter provided;
●	NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:
1.Employment.  Employee is currently employed with XOMA in the position of Chief Executive Officer (“CEO”).  Employee will continue to serve in this role until the Company hires a new CEO.  Upon the hiring of a new CEO, the Board of Directors (the “Board”) will determine Employee’s employment termination date (the “Separation Date”), at which time Employee’s employment with the Company will cease.  If the Company has not hired a new CEO as of January 1, 2023, then such date will become Employee’s Separation Date, unless the Parties mutually agree in writing to a different Separation Date.  Employee’s terms of employment between the Agreement Effective Date and the Separation Date (the “Transition Period”) will be governed by the terms of this Agreement, which shall supersede and replace, in entirety, the Officer Employment Agreement between Employee and the Company dated August 7, 2017.
2.Position and Responsibilities.   Employee shall devote reasonable best efforts and substantially all of Employee’s time and attention to employment with XOMA.  Employee shall perform those duties and responsibilities as may be directed by the Board, to whom Employee will report.  Such duties shall include (without limitation) delivering 2022 operating results, serving as the external face of XOMA, retaining and recruiting talent, and leading the search for a new CEO (to be approved and appointed by the Board).  Effective as of the Agreement Effective Date, Employee will also be appointed to serve as the Chair of the Board, with such appointment to terminate in the discretion of the Board.  While employed by XOMA, Employee may not accept consulting or other business or non-profit opportunities without first obtaining written approval from the Board.  The Company acknowledges that the Board has previously approved the following appointments by Employee:  Chairman of the Board of Palisade Bio, Inc. and Chairman of the Board of Monterey Bio.  In addition, while employed by XOMA, except on behalf of XOMA, Employee will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by Employee to compete with XOMA (or that is planning or preparing to compete with XOMA), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by XOMA; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities

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of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.
3.Term of Employment.    The term of Employee’s employment with XOMA shall be the Transition Period.  Consistent with XOMA policy, Employee’s employment relationship with XOMA is at-will.  Accordingly, Employee may resign Employee’s employment with XOMA at any time and for any reason whatsoever simply by notifying XOMA; and XOMA may terminate Employee’s employment at any time, with or without Cause (as defined in Section 7(d)) or advance notice, subject to the provisions of Sections 7 and 8.
4.Compensation and Reimbursement of Expenses.
(a)Compensation. Employee will receive for services to be rendered hereunder a Base Salary paid at the rate of $725,000 per year, less applicable payroll deductions and withholdings (the “Base Salary”), paid on XOMA’s ordinary payroll cycle.  In addition, starting on January 1, 2022, Employee will receive a bonus equal to 60% of Base Salary, which will be paid in equal installments on the Company’s ordinary payroll cycle.
(b)Equity Awards.  Employee has already been granted Stock Awards, which will continue to be governed by the terms of the applicable stock option and equity incentive award plans or agreements and grant notices.  For purposes of this Agreement, “Stock Awards” shall mean all stock options, restricted stock and restricted stock units and such other awards granted pursuant to XOMA’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.  In addition, following the Agreement Effective Date, in accordance with the Company’s option grant policy, the Company will grant Employee a stock option to purchase 60,000 shares of the Company’s common stock, subject to the terms of the Company’s equity incentive plan and a vesting schedule to be set forth in the applicable option award documentation.
(c)Reimbursement of Expenses. XOMA shall reimburse Employee for all reasonable travel and other expenses incurred in performing Employee’s obligations under this Agreement in a manner consistent with XOMA policies.
5.Participation in Benefit Plans. The payments provided in Section 4 are in addition to benefits Employee is entitled to under any employee benefit plan of XOMA for which Employee is or becomes eligible.
6.Compliance with Proprietary Information Agreement and XOMA Policies.  Employee is required to remain in compliance with the terms of the Employee Confidential Information and Inventions Assignment Agreement that Employee has previously executed (the “Confidentiality Agreement”).  In addition, Employee is required to abide by XOMA’s policies and procedures (including but not limited to XOMA’s Employee Handbook), as adopted or modified from time to time within XOMA’s discretion; provided, however, that in the event the terms of this Agreement differ from or are in conflict with XOMA’s general employment policies or practices, this Agreement shall control.
7.Termination of Employment.

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(a)Termination by Employee.  As provided in Section 3, Employee may resign Employee’s employment with XOMA at any time, including for “Good Reason.” For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with XOMA in the event of a material breach of this Agreement by the Company.  In order to resign for Good Reason, Employee must provide the Company with notice of the material breach giving rise to Good Reason within thirty (30) days after its occurrence; the Company will then have thirty (30) days to cure; and then Employee must resign within thirty (30) days after the end of the cure period if the material breach has not been cured.  Employee will not be entitled to the Continuity Incentive set forth in Section 8 if Employee resigns without Good Reason prior to the Company hiring a new CEO, or December 31, 2022, whichever comes first.  If Employee resigns with Good Reason prior to the Company hiring a new CEO, or December 31, 2022, whichever comes first, then Employee will be entitled to the Continuity Incentive set forth in Section 8 below, subject to the terms and conditions therein.
(b)Termination by XOMA Without Cause.  Employee may be terminated by XOMA without Cause, but in such case, Employee shall be entitled to the Continuity Incentive set forth in Section 8 below, subject to the terms and conditions therein.  The termination of Employee’s employment upon the hiring of a new CEO will be deemed a termination without Cause.
(c)Termination Upon Death or Permanent Disability.  Except as required by law and as provided in Section 8, all benefits and other rights of Employee under this Agreement shall be terminated by Employee’s death or Permanent Disability.  For purposes of this Agreement, “Permanent Disability” is defined as Employee being incapable of performing duties to XOMA by reason of any medically determined physical or mental impairment that can be expected to last for a period of more than six (6) consecutive months from the first date of Employee’s absence due to the disability.  XOMA will give Employee at least four (4) weeks written notice of termination due to such disability.  The Company may terminate Employee’s employment due to death or Permanent Disability, in which case Employee shall be entitled to the Continuity Incentive benefits set forth in Section 8, subject to the terms and conditions therein.
(d)Termination by XOMA for Cause.  XOMA may terminate Employee’s employment for Cause, in which case, Employee will not be entitled to the Continuity Incentive benefits under Section 8.  For purposes of this Agreement, XOMA will have Cause to terminate Employee’s employment as the result of:
(i)willful material fraud or material dishonesty in connection with Employee’s performance under this Agreement;
(ii)failure by Employee to materially perform the duties of CEO;
(iii)material breach of this Agreement or of XOMA’s Code of Ethics;
(iv)misappropriation of a material business opportunity of XOMA;

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(v)misappropriation of any XOMA funds or property; or
(vi)conviction of, or the entering of a plea of guilty or no contest with respect to, a felony.
(e)Notice and Opportunity to Cure.  It shall be a condition precedent to XOMA’s right to terminate Employee’s employment for the reasons set forth in Sections 7(d)(ii) or (iii) of this Agreement that (i) XOMA shall first have given Employee written notice stating with specificity the reason for the termination (“Breach”) and (ii) if such Breach is capable of cure or remedy, Employee will have a period of thirty (30) days after the notice is given to remedy the Breach.
(f)Return of XOMA Property.  Upon termination of employment for any reason, and as a precondition to Employee’s receipt of the Continuity Incentive benefits set forth in Section 8, Employee shall immediately return to XOMA all documents, telephones, computers, keys, credit cards, other property and records of XOMA, and all copies, within Employee’s possession, custody or control.
(g)Release of Claims.  As a condition of receiving the Continuity Incentive benefits set forth in Section 8, Employee shall execute and deliver to XOMA a release of claims in favor of XOMA substantially in the form attached hereto as Exhibit A (the “Release Agreement”) within the timeframe set forth in the Release Agreement, but not later than forty-five (45) days following Employee’s Separation Date, and allow the Release Agreement to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth in the Release Agreement.
8.Continuity Incentive.  Subject to Sections 7(f) and 7(g) and Employee’s continued compliance with all legal and contractual obligations to the Company, upon the termination of Employee’s employment with XOMA due to a resignation for Good Reason, or as provided in Section 7(b) (Termination without Cause) or Section 7(c) (Termination due to death or Permanent Disability), Employee shall be entitled to a Continuity Incentive in the amount of $1,160,000.  In addition, if Employee’s resignation for Good Reason or Termination without Cause is effective before September 30, 2022, then the Continuity Incentive shall be increased to include the amount of salary and bonus that Employee would have received had he remained employed through September 30, 2022.  This Continuity Incentive will be paid in equal monthly installments over a twelve (12) month period, starting in January 2023, less deductions and withholdings; provided that, if the Release Agreement does not become fully effective prior to January 31, 2023, then the first Continuity Incentive payment will occur on the date the Release Agreement becomes fully effective, and the remaining Continuity Incentive payments will be made on last day of each calendar month in 2023.
9.Change in Control Benefits.  This Transition Agreement shall not affect the terms and conditions of the Parties’ Amended and Restated Change of Control Severance Agreement, effective as of August 7, 2017 (the “CoC Agreement”), which agreement shall remain in full force and effect.  In the event such severance provisions are triggered, then the provisions of the CoC Agreement providing for severance benefits to Employee as a result of such termination shall apply in lieu of the provisions of this Agreement, provided that if the economic benefits to the Employee

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under the CoC are less than those provided in this Agreement, then the economic terms herein shall apply.
10.Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.
11.Compliance with Section 409A of the Code.
(a)It is intended that this Agreement will comply with Section 409A of the Code and its regulations and guidelines (collectively, “Section 409A”), to the extent the Agreement is subject to Section 409A, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the Parties will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the Parties to the extent reasonably possible.  No action or failure to act under this Section 11 shall subject XOMA to any claim, liability, or expense, and XOMA shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes, interest or penalties under Section 409A.
(b)If Employee is deemed on the date of “separation from service” (under Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (under Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” that is required to be delayed under Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (ii) the date of Employee’s death (“Delay Period”).  Upon expiration of the Delay Period, all payments and benefits delayed under this Section 11(b) shall be paid or reimbursed to Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided on the payment dates specified.  For purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Employee’s “termination of employment” (and corollary terms) shall be construed to refer to Employee’s “separation from service” (under Treas. Reg. Section 1.409A-1(h)).
(c)With respect to any reimbursement or in-kind benefit arrangements of XOMA and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (A) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the benefit plans may impose a limit on the amount that may be reimbursed or paid), (B) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for

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another benefit.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
12.Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given upon actual confirmed receipt by mail, courier or email.  In the case of Employee, mailed notices shall be addressed to Employee at the home or personal email address that Employee most recently communicated to XOMA in writing.  In the case of XOMA, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
13.Successors.

(a)XOMA’s Successors.  Any successor to XOMA (direct or indirect, by purchase, lease, merger, amalgamation, consolidation, liquidation or otherwise) to all or substantially all of XOMA’s business or assets shall assume XOMA’s obligations under this Agreement and agree expressly to perform XOMA’s obligations under this Agreement in the same manner and to the same extent as XOMA would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “XOMA” shall include any successor to XOMA’s business or assets which executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Employee’s Successors.  Without the written consent of XOMA, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  However, except as otherwise set forth herein, the terms of this Agreement and all rights of Employee shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.Amendment of Agreement. Changes in Employee’s employment terms, other than those changes expressly reserved to XOMA’s or the Board’s discretion in this Agreement, require a written modification approved by XOMA and signed by Employee and a duly authorized officer of XOMA other than Employee.
15.Waiver. Any party’s failure to enforce any provision or provisions of the Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Agreement.  The rights granted to the Parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
16.Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.

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17.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Employee expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Employee by XOMA arising from or related to this Agreement.
18.Fees and Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
19.Counterparts.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.
20.Complete Agreement. This Agreement, together with Employee’s Confidentiality Agreement and the CoC Agreement, forms the complete and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter, and supersedes and replaces any other agreements or promises made to Employee by anyone, whether oral or written.

COMPANY:XOMA CORPORATION

By: /s/ W. Denman Van Ness
W. Denman Van Ness

Chairman of the Board

EMPLOYEE:/s/ James R. Neal
James R. Neal

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EXHIBIT A

FORM RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Release Agreement”) is entered into between XOMA Corporation (“XOMA”) and James R. Neal (“Employee”).  XOMA and Employee (collectively, the “Parties”) are parties to an Amended and Restated Employment Agreement (“Transition Agreement”) and agree as follows:

1.Termination.  Employee’s employment with XOMA terminated on _________, 20__.
2.Release of Claims.  In exchange for the compensation, benefits and other consideration to be provided to Employee under the Transition Agreement that Employee is not otherwise entitled to receive, Employee hereby generally and completely releases XOMA and XOMA (US) LLC, and their past and present officers, agents, directors, employees, investors, shareholders, administrators, partners, attorneys,  agents, insurers, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Released Parties”), from, and agrees not to sue or otherwise institute any legal or administrative proceedings concerning, any and all claims, duties, liabilities, obligations and causes of action, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date Employee signs this Release Agreement (collectively, the “Released Claims”).

The Released Claims include but are not limited to:

(a)all claims arising out of or in any way related to Employee’s employment with XOMA or the termination of that employment;
(b)all claims related to compensation or benefits from XOMA, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in XOMA (including but not limited to any right to purchase, or actual purchase, of shares of stock of XOMA);
(c)all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing;
(d)all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy;
(e)all federal, state and local statutory claims, including  claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the Federal Civil Rights Act of 1964, the federal Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal the Employee Retirement Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act and the California Labor Code, and all amendments to and regulations issued under each such statute;

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(f)all claims for violation of the federal or any state constitution;
(g)all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(h)all claims for attorneys’ fees and costs.
3.Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA, and that the consideration given for the waiver and release in this Section 3 is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised, as required by the ADEA, that:  (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee signs this Release Agreement; (b) Employee should consult with an attorney prior to signing this Release Agreement (although Employee may choose voluntarily not to do so); (c) Employee has twenty-one (21) days to consider this Release Agreement (although Employee may choose voluntarily to sign it earlier); (d) Employee has seven (7) days following the date Employee signs this Release Agreement to revoke the Release Agreement (by providing written notice of Employee’s revocation to the Legal Department at XOMA); and (e) this Release Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after the date that this Release Agreement is signed by Employee provided that Employee does not revoke it (the “Effective Date”).
4.Waiver of Unknown Claims.  In giving the releases set forth in this Release Agreement, which include claims which may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Employee’s release of claims herein, including but not limited to the release of unknown and unsuspected claims.

5.Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):  (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with XOMA to which Employee is a party or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any rights Employee has to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims for breach of the Transition Agreement or this Release Agreement.  In addition, nothing in this Release Agreement prevents Employee from filing, cooperating

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with or participating in any proceedings before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing or any analogous federal or state government agency, except that Employee acknowledges and agrees that Employee hereby waives Employee’s right to any monetary benefits in connection with any such claim, charge or proceeding.  Employee represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against any of the Released Parties that are not included in the Released Claims.
6.Representations.  Employee represents that Employee has been paid all compensation owed and for all time worked; Employee has received all the leave and leave benefits and protections for which Employee is eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any applicable law or XOMA policy; and Employee has not suffered any on the job injury for which Employee has not already filed a workers’ compensation claim.
7.Nondisparagement.  Employee agrees not to disparage XOMA, and XOMA’s officers, directors, employees, shareholder, members and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  Similarly, Employee understands that XOMA agrees to direct its directors and officers not to disparage Employee in any manner likely to be harmful to Employee’s business reputation or personal reputation.  Nothing in this provision, however, shall prevent either Employee or XOMA from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation.  In addition, nothing in this provision or this Release Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.
8.No Voluntary Adverse Action.  Employee agrees that Employee will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against XOMA, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall Employee induce or encourage any person or entity to bring any such claims; provided, however, that Employee must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
9.Return of XOMA Property; Compliance with Proprietary Information Agreement.  Employee represents that Employee has complied fully with Section 7(g) of the Transition Agreement and the provisions of Employee’s Employee Confidential Information and Invention Assignment Agreement with XOMA (the “Confidentiality Agreement”), and further agrees to continue to abide by Employee’s continuing obligations under the Confidentiality Agreement.
10.Fees and Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release Agreement.
11.No Representations.  Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the

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provisions of this Release Agreement.  Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Release Agreement.
12.Severability.  In the event any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.
13.Entire Agreement.  This Release Agreement, together with the Transition Agreement, forms the complete and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter.  This Release Agreement may only be modified or amended in a writing signed by Employee and a duly authorized officer of XOMA other than Employee.
14.Governing Law.  This Release Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Employee expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Employee by XOMA arising from or related to this Release Agreement.
15.Counterparts.  This Release Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

COMPANY:XOMA CORPORATION

By:	/s/ XOMA CORPORATION

EMPLOYEE:/s/ James R. Neal
James R. Neal

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